EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Transcontinental Realty Investors, Inc.
Investors Relations
(800) 400-6407
investor.relations@primeasset.com

Transcontinental Realty Investors, Inc. Reports Fourth Quarter 2007 Results
DALLAS (March 31, 2008) — Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported net income for the year ended December 31, 2007. The Company is aware of the challenges that are currently facing the real estate industry. Despite these issues, given the quality of the underlying assets and our attention to details, management remains highly focused on its operations, development projects and investment strategy.
TCI reported net income applicable to common shares of $10.2 million, or $1.24 per diluted share for the Year ended December 31, 2007, compared to net income of $3.3 million, or $.40 per diluted share for the year ended December 31, 2006.
TCI also reported net income applicable to common shares of $34.7 million or $4.17 per diluted share for the quarter ended December 2007 as compared to $11.6 million or $1.42 per diluted share for the quarter ended December 2006.
Results for the year ended December 31, 2007:
     We had net income applicable to common shares of $10.2 million in 2007, which includes gains of land sales of $12.0 million, and net income from discontinued operations of $10.2 million, compared to net income applicable to common shares of $3.3 million in 2006, including gains on land sales totaling $11.4 million and net income from discontinued operations of $3.3 million.
     Rental and other property revenues were $134.5 million in 2007 as compared to $105.4 million in 2006 an increase of $29.1 million. A majority of the increase was due to the acquisition of the ParkWest I & II in the current year.
     Operating expenses from property operations were $80.6 million in 2007, compared to $65.0 million in 2006 an increase of $15.6 million. A majority of the increase was due to the acquisition of the ParkWest I & II in the current year.
     Depreciation and amortization expense was $22.6 million in 2007, compared to $20.0 million in 2006 and increase of $2.6 million. A majority of the increase was due to the acquisition of the ParkWest I & II.
     General and administrative expenses were $9.8 million in 2007 as compared to $4.0 million in 2006, an increase of $5.8 million due to increased legal and consulting fees.
     Advisory fee to affiliate was $10.7 million in 2007 as compared to $8.6 million in 2006, an increase of $2.1 million. The increase was due to higher gross assets in 2007 as compared to 2006. Our Advisory fee is based in part on gross assets.
     Gain on foreign currency transaction was $2.4 million in 2007 as compared to $2,000 in 2006, an increase of $2.4 million. This increase was due to the exchange rate conversion on the Poland Hotel.
     Mortgage and loan interest expense was $67.0 million in 2007 as compared to $47.5 million in 2006, an increase of $19.5 million. The increase the debt is due to the purchase of ParkWest I & II, refinancings of existing mortgages and acquisitions in the current year.
     We recorded an asset impairment charge of $3.7 million in the current year, related to the write down of three properties; Foxwood apartments for $1.7 million; Executive Court Office building, for $1.2 million: and the Encon Warehouse for $800,000.
     Gain on involuntary conversion was $34.8 million in 2007 as compared to $20.5 million in 2006. This represents the insurance proceeds from the New Orleans properties that suffered damage from Hurricane Katrina in 2005.
     Incentive sales fee to affiliate was $2.6 million in 2007 as compared to $1.5 million in 2006, an increase of $1.1 million. The increase is due to the increased sales of properties in the current year.

     Gain on land sales was 12.0 million in 2007 as compared to 11.4 million in 2006, an increase of $600,000. In 2007, we sold 127.7 acres of land in nine separate transactions with an aggregate sales price of $20.8 million. In 2006, we sold 192.6 acres of land in seven separate transactions, at an average sales price of $196,000 per acre.
     Income from discontinued operations was $10.2 million in 2007 as compared to $3.3 million in 2006, an increase of $6.9 million. In 2007, we sold 5 apartments, and subsequent to year end, we sold 15 apartments, 3 hotels and 1 commercial building, in 2006, 4 apartment communities were sold and 4 apartment communities were repositioned as held for sales, which are included in discontinued operations.
Results for the quarter ended December 31, 2007
Total operating revenues were $36.3 million for the three months ended December 2007 as compared to 30.4 million for the same period in 2006, an increase of $5.9 million. The increase was primarily due to the acquisition of commercial buildings (mainly ParkWest I & II) in 2007.
Total operating expenses were $34.2 million for the three months ended December 31, 2007 as compared to $29.7 for the same period ended 2006, an increase of $4.5 million. The increase was primarily due to the acquisition of ParkWest I & 11 in 2007.
Other income was $16.5 million for the three months ended December 2007, as compared to $5.7 million for the same period ended 2006, an increase of $10.8 million. A majority of the increase is from the receipt of insurance proceeds in the fourth quarter, offset by the additional mortgage interest expense from refinancings and new debt obligations.
Gain on sales for the three months ended December 31, 2007 was $5.1 million. During the fourth quarter, we sold 93 acres of land for a gross sales price of $7.2 million, receiving cash proceeds of $4.5 million.
Income discontinued operations was $4.5 million for the three months ended December 31, 2007 as compared to $864,000 for the same period ended 2006. During the fourth quarter ended 2007, 2 apartments were sold for a gross sales price of $11.0 million. We recorded a gain on sales from income producing properties of $7.4 million. In addition, subsequent to year end, 15 apartments, 1 commercial building, and 3 hotels were sold. These properties were repositioned to discontinued operations in the fourth quarter of 2007.
About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. We invest in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company’s web site at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS INC
CONSOLIDATED BALANCE SHEET

	December 31,	December 31,
	2007	2006
	(dollars in thousands)
Assets
Real Estate held for investment	$1,327,913	$1,089,995
Less-accumulated depreciation	(97,368)	(97,541)

	1,230,545	992,454

Real estate held for sale	69,561	54,935
Real estate subject to sales contracts	64,320	66,027
Notes and interest receivable
Performing	34,677	39,566
Allowance for losses	(1,978)	—

	32,699	39,566
Investment in unconsolidated real estate entities	27,569	30,573
Marketable equity securities, at market value	13,157	9,038
Cash and cash equivalents	11,239	4,803
Other Assets	72,099	52,771

	$1,521,189	$1,250,167

Liabilities and Stockholders’ Equity
Notes and interest payable	$1,007,226	$799,069
Liabilities related to assets held for sale	107,847	43,579
Liabilities related to assets subject to sales contract	62,513	58,816
Other Liabilities	56,501	66,608

	1,234,087	968,072

Commitments and contingencies
Minority Interest	1,621	16,166
Stockholders’ Equity:
Common Stock, $.01 par value; authorized, 10,000,000 shares; issued and outstanding 8,078,966 and 7,900,869 shares at December 31, 2007 and 2006	81	81
Preferred Stock
Series C: $.01 par value; authorized 10,000,000 shares; issued and outstanding 30,000 shares at December 31, 2007 and 2006 respectively (liquidation preference $100 per share).	—	—
Series D: $.01 par value; authorized, issued and outstanding 100,000 shares at December 31, 2007 and 2006 (liquidation preference $100 per share)	1	1
Paid-in capital	274,733	266,206
Treasury Stock	(577)	(3,086)
Accumulated distributions in excess of accumulated earnings	12,771	1,660
Other Comprehensive Income/(Loss)	(1,528)	1,067

	285,481	265,929

	$1,521,189	$1,250,167

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	2007	2006	2005
	(dollars in thousands)
Property Revenue:
Rents and other property revenues	$134,490	$105,421	$81,630

Operating expenses:
Property operating expenses	80,624	65,030	49,859
Depreciation and amortization	22,623	19,951	14,243
General and administrative	9,793	3,979	8,078
Advisory fee to affiliate	10,704	8,626	4,736

Total operating expenses	123,744	97,586	76,916
Operating income	10,746	7,835	4,714

Other income (expense)
Interest income	2,257	2,698	3,671
Gain on foreign currency transaction	2,368	2	292
Other income	1,805	928	370
Mortgage and loan interest expense	(67,044)	(47,481)	(32,816)
Net income fee to affiliate	514	(972)	(522)
Impairment	(3,686)	—	(1,840)
Gain on involuntary conversion	34.771	20,479	—
Incentive fee to affiliate	(2,564)	(1,490)	—

Total other income (expense)	(31,579)	(25.836)	(30,845)
Loss before gain on land sales, equity in earnings (loss) of investee and minority interest	(20,833)	(18,001)	(26,131)
Gain on land sales	11,956	11,421	7,702
Minority interest	50	393	(112)
Equity in income of investees	1.502	890	968

Loss from continuing operations before income taxes	(7,325)	(5,297)	(17,573)
Income tax benefit	8,250	5,533	9,049

Net Income (loss) from continuing operations	925	236	(8,524)

Income from discontinued operations before income taxes	15,670	5,032	27,066
Income lax expense	(5,484)	(1,762)	(9,473)

Net Income from discontinuing operations	10,186	3,270	17,593

Net income	11,111	3,506	9,069
Preferred dividend requirement	(925)	(210)	(210)

Net income applicable to Common shares	$10,186	$3.296	$8,859

Earnings Per Share
Basic earning per share
Net Income (Loss) from continued operations	—	$0.01	$(1.11)
Discontinued operations	1.28	0.41	2.23

Net Income applicable to common shares	$1.28	$0.42	$1.12

Diluted earnings per share
Net Income (Loss) from continued operations	$—	$—	$(1.11)
Discontinued operations	1.24	0.40	2.23

Net Income applicable to common shares	$1.24	$0.40	$1.12

Weighted average common shares used in computing earnings per share:
Basic	7,953,676	7,900,869	7,900.869
Diluted	8,188,602	8,180,401	7,900,869